Exhibit 99.2
REQUISITION OF MEETING OF THE
SHAREHOLDERS OF BIOVAIL CORPORATION

TO:	BIOVAIL CORPORATION (the “Corporation”)

AND TO:	EACH OF THE DIRECTORS OF THE CORPORATION
The undersigned, being the holders of not less than 5% (five percent) of the issued shares of the Corporation that carry the right to vote at the meeting of shareholders sought to be held pursuant to this requisition, hereby requisition the directors of the Corporation to call a meeting of shareholders of the Corporation for the following purposes:
(a)	to consider, and if deemed advisable, pass, with or without variation, an ordinary resolution to elect two nominees of the undersigned as directors of the Corporation;

(b)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule A to this Requisition (the “By-law Amendment (Majority Voting) Resolution”);

(c)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule B to this Requisition (the “By-law Amendment (Indemnity) Resolution”);

(d)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule C to this Requisition (the “Indemnity Agreement Resolution”)

(e)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule D to this Requisition (the “By-law Amendment (Access to Proxy) Resolution”)

(f)	to consider, and if deemed advisable pass, with or without variation, the ordinary resolution attached as Schedule E to this Requisition (the “By-law Amendment (Individual Director Voting) Resolution”)

(g)	to consider, and if deemed advisable, pass, with or without variation, the special resolution attached as Schedule F to this Requisition (the “Significant Transaction Resolution”);

(h)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule G to this Requisition (the “Corporate Governance Resolution”); and

(i)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule H to this Requisition (the “Employment Agreement Resolution”).
This requisition is made pursuant to Section 143 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44.
Dated at Toronto, Ontario, this 25th day of February, 2009

EM HOLDINGS B.V.

By:	(Signed) “J.B. Unsworth”
Name: J.B. Unsworth

By:	(Signed) “M.M. Atikian”
Name: M.M. Atikian
Number of Shares Held: 16,085,758

)
)
)
(Signed) “Hazeldean Lovell”	)	(Signed) “Eugene Melnyk”
Witness	)	Eugene Melnyk
Number of Shares Held: 691,324

SCHEDULE A
THE BY-LAW AMENDMENT (MAJORITY VOTING) RESOLUTION
BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend By-law 1 of the Corporation (the “By-law”) by adding the following new paragraph after the first paragraph of section 7 of the By-law (“Election of Directors”):
“The Corporation shall adopt and adhere to any “majority voting” policy of the Canadian Coalition of Good Governance (the “CCGG”) in effect from time to time.”
This resolution is consistent with best practices advocated by the Canadian Coalition for Good Governance.

SCHEDULE B
THE BY-LAW AMENDMENT (INDEMNITY) RESOLUTION
BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend By-law 1 of the Corporation (the “By-law”) by adding the following sentence as a new second paragraph of section 24 of the By-law (“Indemnities to Directors and Others”):
“The Corporation shall not indemnify any otherwise covered person under any directors and officers insurance policy of the Corporation (the “D&O Policy”), agreement, the by-laws of the Corporation or otherwise where the Corporation is not covered by or subject to reimbursement from its D&O Policy in respect of any claim.”

SCHEDULE C
THE INDEMNITY AGREEMENT RESOLUTION
BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, undertake to use best efforts to amend each indemnity agreement of the Corporation to ensure that the Corporation shall not indemnify any director or officer with respect to any claim where the Corporation is not covered by or subject to reimbursement under any directors and officers insurance policy of the Corporation.

SCHEDULE D
THE BY-LAW AMENDMENT (ACCESS TO PROXY) RESOLUTION
BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend By-law 1 of the Corporation (the “By-law”) by adding the following new paragraph after the first paragraph of section 37 of the By-law (“Proxies”):
“A shareholder or shareholders holding not less than 5 per cent of the issued and outstanding common shares of the Corporation may require the Corporation to include in its management proxy circular alternative nominees for election as directors of the Corporation. The inclusion of this disclosure in the management information circular shall be at no cost to the shareholder or shareholders. The shareholder or shareholders shall be reimbursed for reasonable costs incurred in soliciting proxies unless the shareholders of the corporation resolve that there should be no reimbursement. These provisions shall be interpreted to at all times give full force and effect to the relevant recommended guidelines of the CCGG in effect from time to time”
This resolution is consistent with best practices advocated by the Canadian Coalition for Good Governance.

SCHEDULE E
THE BY-LAW AMENDMENT (INDIVIDUAL DIRECTOR VOTING) RESOLUTION
BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend By-law 1 of the Corporation (the “By-law”) by adding the following sentence after the first sentence of the new third paragraph of section 37 of the By-law (“Proxies”):
“A form of proxy shall permit shareholders to specify how their shares are to be voted in respect of each director as opposed to a slate of directors. This provision shall be interpreted to at all times give full force and effect to the relevant guidelines of the CCGG in effect from time to time”.
This resolution is consistent with best practices advocated by the Canadian Coalition for Good Governance.

SCHEDULE F
THE SIGNIFICANT TRANSACTION RESOLUTION
BE IT RESOLVED, as a special resolution, that Article 9 of the Articles of Continuance of the Corporation be amended by adding the following to Schedule “B” attached to the Articles of Continuance;
“The Corporation will not, and will not permit any of its subsidiaries (the Corporation and its subsidiaries are hereinafter collectively referred to as the “Group”) to (and will take all actions to cause each of its subsidiaries to not):
(i) issue (an “Issuance”) any shares or securities convertible or exercisable into shares of the Corporation in a single transaction or through a series of transactions (whether related or not) where the aggregate number of shares issued or reserved for issuance in the six (6) month period prior to the date of the Issuance in question comprises 20 (twenty) percent or more of the aggregate number of all common shares of the Corporation issued and outstanding at the close of business on the last business day prior to the Issuance (excluding shares reserved for issuance pursuant to the Corporation’s executive and employee stock purchase and stock option plans);
(ii) dispose, either in a single transaction or through a series of transactions (whether related or not and whether by way of sale, assignment, transfer, joint venture, lease, option and/or operation of law), of any interest or title in any asset or assets (“Assets”, which shall include, for greater certainty but in no way limiting the foregoing, securities of any issuer) (such a disposal being referred to as a “Sale”) in circumstances where (a) the value of such Assets, calculated using the book value of such Assets used for the purposes of the most recently published audited consolidated financial statements of the Group, or if the value of such Assets cannot be calculated using the most recently published audited consolidated financial statements of the Group, book value of such Assets used for the purposes of the most recently published interim financial statements of the Group in which the value of such Assets can be calculated (either being the “Relevant Financial Statements") or if the value of such Assets cannot be so calculated, the value of such Assets as determined by the board of directors of the Corporation, acting reasonably and in good faith, when aggregated with the value (determined in a similar manner) of any and all other Assets being the subject matter of other Sales in the six (6) month period prior to the date of the Sale in question, comprises 20 (twenty) percent or more of the value of all of the Assets (being the sum of the total fixed Assets and total current Assets) of the Group as set out in the Relevant Financial Statements, or (b) the value of the Sale consideration paid or payable to the Group for the Assets (including any contingent consideration, liabilities assumed and any payment made in connection with the Sale which may not constitute consideration but which would not have been paid unless the Sale had occurred), when aggregated with the value of any and all other Sale consideration paid or payable to the Group for Assets being the subject matter of other Sales in the six (6) month period prior to the date of the Sale in question, comprises 20 (twenty) percent or more of (a) the value of all Assets (being the sum of the total fixed Assets and total current Assets) of the Group as set out in the then most recently published Relevant Financial Statements, or (b) the aggregate market value of all of the common shares of the Corporation issued and outstanding at the close of business on the last business day prior to announcement of the Sale; and/or
(iii) acquire, either in a single transaction or through a series of transactions (whether related or not and whether by way of purchase, assignment, transfer, joint venture, lease, option and/or operation of law), any interest or title in any Assets (such acquisition being referred to as a “Purchase”) in circumstances where the value of the Purchase consideration paid or payable by the Group for such Assets (including any contingent consideration, liabilities assumed and any payment made in connection with the Purchase which may not constitute consideration but which would not have been paid unless the Purchase had occurred), when aggregated with the value of any and all other Purchase consideration paid or payable by the Group for Assets being the subject matter of other Purchases in the six (6) month period prior to the date of the Purchase in question, comprises 20 (twenty) percent or more of (a) the value of all of the Assets (being the sum of the total fixed Assets and total current Assets) of the Group as set out in the then most recently published Relevant Financial Statements, or (b) the aggregate market value of all of the common shares of the Corporation issued and outstanding at the close of business on the last business day prior to announcement of the Purchase, unless the terms of such Issuance, Sale or Purchase are first approved by a resolution passed by a majority of the votes cast by the holders of common shares of the Corporation at a meeting of such shareholders.
The following rules of interpretation shall apply for purposes of the restrictions set out in paragraphs (i), (ii) and (iii) above (the “Restrictions”):
(A)	for a disposition of an interest in an Asset which will result in such Asset no longer being consolidated in the Group’s financial statements, the value of the Asset being the subject matter of the Sale shall mean 100% of the value of such Asset irrespective of what interest is being disposed,

(B)	if the Sale or Purchase is by way of a joint venture, option or similar arrangement, the value of the Asset being the subject matter of the Sale or Purchase shall be calculated as if the obligation to sell, or the obligation to purchase, the Asset has been triggered (in the case of a joint venture) or the option has been exercised (in the case of an option) or the applicable triggering event has occurred (in the case of any other similar arrangement),

(C)	the Restrictions do not apply to the grant of any security interest by the Company or any of its subsidiaries in connection with any bona fide loan arrangement entered into by the Company or any of its subsidiaries,

(D)	the market value of the common shares of the Company shall be determined by reference to the closing price of such shares on the fifth last trading day (or the closing price of such shares on the fifth last day traded) prior to the announcement of the Sale or Purchase on the published market on which the greatest volume of trading of such shares has occurred,

(E)	the term “subsidiary” shall have the meaning given to that term in the Canada Business Corporations Act from time to time, and “business day” shall mean a day (other than a Saturday or Sunday) on which the principal commercial banks located in Toronto are open for business during normal banking hours, and

(F)	a majority of the non-executive directors of the Corporation will be entitled to make any reasonable decisions or determinations not contrary to the foregoing which they may determine are necessary in interpreting, applying or administering the Restrictions.”
This resolution is consistent with best practices advocated by the Canadian Coalition for Good Governance.

SCHEDULE G
THE CORPORATE GOVERNANCE RESOLUTION
BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the Compensation, Nominating and Corporate Governance Committee of the board of directors of the Corporation (the “Charter”):
(a) by deleting the last sentence of paragraph 7.1(a) of the Charter and substituting the following sentences:
“The Corporate Governance Guidelines shall comply with all (i) applicable Stock Exchange requirements and (ii) recommended guidelines of the Canadian Coalition for Good Governance (the “CCGG”) in effect from time to time. The Corporate Governance Guidelines shall also comply with such recommendations or guidelines of securities regulatory authorities as the Committee may consider appropriate.”;
(b) by adding the following new section 11.2 to the Charter:
“11.2 Regulatory Filings
     Biovail’s ongoing filings with securities regulatory authorities shall include (i) the complete reports of the consultants appointed pursuant to the settlement agreement with the Ontario Securities Commission dated January 8, 2009 and the order of the Securities and Exchange Commission dated March, 2008; (ii) any pending regulatory or professional inquiries pertaining to any Biovail executive and/or director; and (iii) any complaints filed under Biovail’s “Whistleblower Policy.”;
(c) by adding the following new section 12.6 to the Charter:
“12.6 Canadian Coalition for Good Governance Executive Compensation Principles
     Biovail’s compensation practices shall be in compliance with the recommended guidelines of the CCGG in effect from time to time.”;
(d) by adding the following sentences after the sentence in section 14 (“Disclosure and Reporting to the Board “) of the Charter:
“Any public disclosure of information relating to Biovail’s executive and director compensation shall include an analysis of compliance with the recommended guidelines of the CCGG in effect from time to time. Such disclosure shall also disclose all perquisites (including corporate aircraft or personal travel financed by the Corporation) and the dollar value thereof received by each Biovail executive and director.”; and
(e) by deleting the sentence in section 17 (“Charter Review”) of the Charter and substituting the following sentence:
“The Committee shall review and assess the adequacy of this Charter annually and recommend to the Board any changes it deems appropriate, including to ensure compliance with the recommended guidelines of the CCGG in effect from time to time and any rules or regulations disseminated by any regulatory body.”

SCHEDULE H
THE EMPLOYMENT AGREEMENT RESOLUTION
BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, undertake to use best efforts to amend:
(a) consistent with the recommended guidelines of the Canadian Coalition for Good Governance in effect from time to time, each employment agreement of the Corporation to ensure that termination payments thereunder are not paid:
(i) if the executive is terminated for failing to deliver on agreed performance targets; and
(ii) in connection with any “change of control” provision unless (y) an actual change of control has occurred; and (z) the executive has been terminated by the Corporation (including by way of constructive dismissal) during a six (6) month period after the change of control.
This resolution is consistent with best practices advocated by the Canadian Coalition for Good Governance.